EXHIBIT 11

Statement Regarding Computation of Per Share Earnings

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

	Year Ended June 30,
	2014	2013	2012

Basic Average shares outstanding	3,308,180	3,291,440	2,796,279

Net income	$10,081,101	$10,067,215	$10,098,263
Less: effective dividend on preferred shares	-	-	94,365
Less: effective dividend on preferred shares	200,000	345,115	424,184
Net income available to common stockholders	$9,881,101	$9,722,100	$9,579,714
Basic earnings per share available to common stockholders	$2.99	$2.95	$3.43

Diluted Average shares outstanding	3,308,180	3,291,440	2,796,279
Net effect of dilutive securities – based on the treasury stock method using the period end market price, if greater than average market price	92,027	84,113	92,634
Total	3,400,207	3,375,553	2,888,913

Net income	$10,081,101	$10,067,215	$10,098,263
Less: effective dividend on preferred shares	-	-	94,365
Less: effective dividend on preferred shares	200,000	345,115	424,184
Net income available to common stockholders	$9,881,101	$9,722,100	$9,579,714
Diluted earnings per share available to common stockholders	$2.91	$2.88	$3.32